EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Lantronix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value of $0.0001 per share, issuable pursuant to new inducement stock option awards	Rule 457(c) and Rule 457(h)	109,725	$5.205	$571,118.63	0.0001102	$62.94
Equity	Common Stock, par value of $0.0001 per share, issuable pursuant to new inducement restricted stock unit awards	Rule 457(c) and Rule 457(h)	200,000	$3.98	$796,000.00	0.0001102	$87.72
Total Offering Amounts			309,725		$1,367,118.63		$150.66
Total Fee Offsets							$0
Net Fee Due							$150.66

(1) This Registration Statement covers, in addition to the number of shares of Lantronix, Inc., a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.0001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the awards listed in the table above, as a result of one or more adjustments under the applicable award agreement to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions. See the “Explanatory Note” above for more information regarding these awards.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon (i) in the case of the stock option awards, the weighted average exercise price of the options, and (ii) in the case of the restricted stock unit awards, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Stock Market on September 6, 2023, in accordance with Rule 457(c) of the Securities Act.